Exhibit 99.1

Zix Corporation Announces Fourth Quarter and Year-End 2006 Financial Results
DALLAS — February 20, 2007 — Zix Corporation (ZixCorp®), (Nasdaq: ZIXI), the leader in hosted services for email encryption and e-prescribing, today announced financial results for the fourth quarter ended Dec. 31, 2006. ZixCorp recorded fourth quarter revenues of $5.5 million and a net loss of $3.3 million for the quarter, or $0.06 per share, compared with revenues of $3.4 million, and a net loss of $10.6 million, or $0.24 per share, in the corresponding quarter in 2005. Total revenue for the full year 2006 was $18.4 million compared with $14.0 million in 2005. Net loss for the full year 2006 was $19.4 million compared with $43.6 million for 2005. Total non-restricted cash and cash equivalents as of Dec. 31, 2006, were $12.8 million.
“I am pleased to report that 2006 was the best year in ZixCorp’s operating history. We had a record year for revenues and gross profits, and executed on our plan to significantly reduce the cash consumption of the Company,” said Rick Spurr, ZixCorp’s chief executive officer. “As we head toward projected cash flow breakeven in 2008, the Company has shifted its focus from achieving financial stability to growth in its two core businesses — Email Encryption and e-Prescribing. In our Email Encryption business last year, which offers access to an industry-leading seven million protected email addresses through our ZixDirectoryTM, we built on our leadership position in the healthcare market while seeing significant growth in financial services. We expect our strength with the federal financial regulators and our newest delivery service, ZixConnectTM, to further bolster growth in the financial services market. As the leader in e-prescribing, we added four new programs in 2006 and have seen our three older programs all expand their contracts with us, while we solidified the economic model for this business with the addition of a $1 per qualified script fee or comparable license with three of our programs. With the continued focus on reining in prescription drug spending and increased attention on what’s been called a “healthcare crisis” in patient safety, we remain very optimistic about the strong growth prospects in this emerging market.”
Corporate Highlights
•	The Company had a strong 2006 finish with record performances for both revenues and gross margin. Excluding revenues from divested products, total revenues increased by 41 percent when compared to 2005
Zix Corporation 2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 370 2000 | fax 214 370 207 | www.zixcorp.com

•	The Company’s cash burn rate for fourth quarter 2006 was $2.1 million, compared to the cash burn rate of $6.2 million in Q4 of 2005

•	ZixCorp’s year-end cash balance of $12.8 million was ahead of the Company’s most recent guidance range

•	The Company continues in its endeavors to reduce its annual cash burn rate with the goal of maintaining a minimum cash balance of $7 million in 2007 before achieving cash flow breakeven in 2008
Business Highlights
e-Prescribing
•	e-Prescribing revenue for 2006 was up 43 percent when compared to 2005

•	The Company announced its first e-prescribing Premium Payor Services contract with Blue Cross Blue Shield of Massachusetts. The funding model, which is in addition to the annual subscription fee per prescriber, is typically at least one dollar per qualified script processed or, as in this case, a flat fee license based on historical usage patterns calibrated to yield a similar amount

•	The eRx Collaborative expanded its contract with ZixCorp for up to 200 additional PocketScript deployments and renewed the subscriptions for active prescribers writing five or more scripts per week

•	The Company announced that after a successful PocketScript trial, L.A. Care expanded its contract for 100 additional physicians in the next phase of its e-prescribing program

•	The Company received a contract with a new state-wide initiative for 250 prescribers. Additional details will be released after the sponsor formally announces the program

•	ZixCorp completed 520 new doctor deployments in the fourth quarter, plus experienced its highest quarterly e-script count at 1.5 million scripts, bringing the total to 5.3 million scripts for the year, which is almost double the 2005 volume
Email Encryption:
•	Email Encryption revenue for 2006 was up 41 percent when compared to 2005

•	Total orders for the fourth quarter were $3.8 million of which $1.1 million were new first-year orders. For all of 2006, total orders were $17.5 million

•	For 2006, the Company maintained its renewal rate of 95 percent for its eligible customer contracts

•	The Company announced the availability of ZixVPM® 3.1, which provides improved performance in scanning and encrypting large emails, and enhanced security and ease-of-use in the ZixDirectTM “push” delivery option
Zix Corporation 2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 370 2000 | fax 214 370 207 | www.zixcorp.com

•	The ZixDirectoryTM now includes three of the top five healthcare insurers and about half of the Blue Cross and Blue Shield plans in the US. ZixCorp’s health insurance customers cover over 63 million lives — that is, one in three privately-insured Americans. ZixCorp exited 2006 with over 900 hospitals as members in ZixDirectory as well

•	In addition, ZixCorp added two new state banking regulators in the fourth quarter, bringing the total to 12 Conference of State Banking Supervisors (CSBS) members in the ZixDirectory. The directory now contains over 350 financial services institutions, having added a record 85 financial institutions in the fourth quarter 2006
Financial Highlights
Revenues: Revenues were $5.5 million in the fourth quarter 2006, which was a 61 percent increase over the fourth quarter 2005 and a record for quarterly revenues for the Company. The Company’s annual revenues of $18.4 million, up 31 percent over 2005, were also at a record level. When the revenues from divested products are removed and only the Company’s current products remain, total revenues increased by 41 percent for 2006 when compared to 2005. The Company’s Email Encryption business increased revenue year-over-year by 41 percent, while e-Prescribing increased by 43 percent. Email Encryption’s rise was due to the revenue growth inherent in a successful subscription model with steady additions to the subscriber base coupled with a high rate of renewing existing customers. The e-Prescribing revenues increased principally from increased billable deployments in 2006 versus 2005 and achieving various performance-based metrics specified in current contracts. The Company’s order backlog (contractually bound service contracts that represent future revenue to be recognized as the services are provided) was a record $26.5 million on December 31, 2006.
Revenues by Product Fourth Quarter 2006 — 2005

	Three Months Ended		3-month Variance		Twelve Months Ended		12-month Variance
	December 31		2006 vs. 2005		December 31		2006 vs. 2005
	2006	2005	$	%	2006	2005	$	%
Email Encryption	$3,807,000	$2,843,000	$964,000	34%	$14,094,000	$10,007,000	$4,087,000	41%
e-Prescribing	1,737,000	605,000	1,132,000	187%	4,264,000	2,981,000	1,283,000	43%

Subtotal before divested products or services	5,544,000	3,448,000	2,096,000	61%	18,358,000	12,988,000	5,370,000	41%

MI/WI Products	—	—	—	—	—	646,000	(646,000)	(100%)
Dr. Chart	—	—	—	—	—	330,000	(330,000)	(100%)

Subtotal divested products or services	—	—	—	—	—	976,000	(976,000)	(100%)

Total revenues	$5,544,000	$3,448,000	$2,096,000	61%	$18,358,000	$13,964,000	$4,394,000	31%

Gross Margin: Company-wide gross margin was $2.6 million (47 percent of revenue) for the fourth quarter 2006. The gross margin contribution from the Email Encryption business was $2.5 million (66 percent), while the gross margin contribution for e-Prescribing improved to a positive
Zix Corporation 2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 370 2000 | fax 214 370 207 | www.zixcorp.com

$0.1 million for the fourth quarter 2006. The marked improvement for e-Prescribing was due in part to non-recurring $0.4 million in revenue resulting from a payor sponsor contract amendment. The Company-wide gross margin for the same period in 2005 was $0.2 million or 7 percent of revenue. For total year 2006, the Company-wide gross margin was $5.8 million (32 percent of revenue), a significant improvement over the negative $0.2 million gross margin for 2005. The year-on-year gross margin improvement came from revenue growth in both Email Encryption and e-Prescribing, the latter of which included a fourth quarter one-time revenue recognition event previously mentioned and lower cost of sales.
R&D and SG&A Expenditures: In the fourth quarter 2006, the combination of the Company’s research and development (R&D) expenses and its sales, general, and administrative (SG&A) expenses decreased by $1.6 million when compared with the same period in 2005, representing a decrease of 22 percent. The cash spending for these areas declined by $2.3 million as a result of cost-cutting, offset by a non-cash increase of $0.7 million from the implementation of SFAS 123R (expensing of stock options).
Cash Utilization: Cash and cash equivalents as of December 31, 2006, were $12.8 million. Net cash utilization for the fourth quarter 2006 totaled $2.1 million. Net cash utilization for the fourth quarter of 2005 was $6.2 million. The improvement from fourth quarter 2005 to fourth quarter 2006 of $4.1 million in net operating cash utilization came from the combination of increased cash receipts and decreased cash spending. The reductions in cash spending from operations are principally due to the Company’s 2006 cost cutting measures.
Fourth Quarter and Year-End Results Conference Call Information
The Company will hold a conference call to discuss this information today at 5:00 p.m. ET. A live Webcast of the conference call will be available on the investor relations portion of ZixCorp’s Web site at http://investor.zixcorp.com. Alternatively, participants can listen to the conference call by dialing 617-786-2963 or toll-free 800-901-5241 and entering access code 98196625. An audio replay of the conference will be available until February 27, by dialing 617-801-6888 or toll-free 888-286-8010, and entering the access code 34936141, and after that date via Webcast on the Company’s Web site.
About Zix Corporation
Zix Corporation is the leading provider of hosted email encryption and e-prescribing services. ZixCorp’s hosted Email Encryption Services provides an easy and cost-effective way to ensure customer privacy and regulatory compliance for corporate email. Its PocketScript® e-prescribing service reduces costs and improves patient care by automating the prescription process between payors, doctors, and pharmacies. For more information, visit www.zixcorp.com.
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Zix Corporation 2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 370 2000 | fax 214 370 207 | www.zixcorp.com

ZixCorp Contacts:
Public Relations: Farrah Corley (214) 370-2175, publicrelations@zixcorp.com
Investor Relations: Peter Wilensky (214) 515-7357, invest@zixcorp.com
Safe Harbor Statement for ZixCorp
The following is a “Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995. Mr. Spurr’s statements, “As we head toward projected cash flow breakeven in 2008... We expect our strength with the federal financial regulators and our newest delivery service, ZixConnectTM, to further bolster growth in the financial services market” are forward-looking statements, not guarantees of future performance, and involve risks and uncertainties. Actual results may differ materially from those projected in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following: the company’s continued operating losses and substantial utilization of cash resources; the company’s ability to achieve broad market acceptance for the company’s products and services, including the company’s ability to enter into new sponsorship agreements for the e-prescribing services offered by its PocketScript, Inc. subsidiary and the company’s ability to achieve market acceptance of its Email Encryption business in markets other than the healthcare market; the company’s ability to maintain existing and generate other revenue opportunities, including fees for scripts written, from its PocketScript e-Prescription business; the company’s ability to establish and maintain strategic relationships to gain customers and grow revenues, particularly in its Email Encryption business; the expected increase in competition in the company’s Email Encryption and e-Prescription businesses; and the company’s ability to successfully and timely introduce new Email Encryption and e-Prescription products and services or related products and services and implement technological changes. Further details on such risks and uncertainties may be found in the company’s public filings with the SEC.
Zix Corporation 2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 370 2000 | fax 214 370 207 | www.zixcorp.com

ZIX CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	December 31,	December 31,
	2006	2005

ASSETS
Current assets:
Cash and cash equivalents	$12,783,000	$20,240,000
Restricted cash	—	5,100,000
Receivables, net	746,000	149,000
Prepaid and other current assets	2,178,000	1,845,000

Total current assets	15,707,000	27,334,000

Restricted cash	35,000	35,000
Property and equipment, net	2,404,000	3,652,000
Goodwill, intangible and other assets	2,220,000	3,094,000

Total assets	$20,366,000	$34,115,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$3,210,000	$5,062,000
Deferred revenue	8,388,000	7,087,000
Customer deposits	2,000,000	1,000,000
Capital lease obligations	—	165,000
Promissory note payable	2,661,000	—
Short-term note payable	255,000	268,000
Convertible promissory note payable	—	4,404,000

Total current liabilities	16,514,000	17,986,000

Long-term liabilities:
Deferred revenue	2,496,000	1,261,000
Customer deposits	—	2,000,000
Promissory note payable	—	2,226,000
Deferred rent and other liabilities	339,000	245,000

Total long-term liabilities	2,835,000	5,732,000

Total liabilities	19,349,000	23,718,000
Total stockholders’ equity	1,017,000	10,397,000

Total liabilities and stockholders’ equity	$20,366,000	$34,115,000

Zix Corporation 2711 N. Haskell Ave. | Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 370 2000 | fax 214 370 207 | www.zixcorp.com

ZIX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2006	2005	2006	2005

Revenues	$5,544,000	$3,448,000	$18,358,000	$13,964,000

Cost of revenues	2,956,000	3,215,000	12,552,000	14,194,000

Gross margin (loss)	2,588,000	233,000	5,806,000	(230,000)
Operating expenses:
Research and development expenses	1,234,000	1,515,000	6,085,000	6,520,000
Selling, general and administrative expenses	4,747,000	6,105,000	23,098,000	26,358,000
Customer deposit forfeiture	—	—	(1,000,000)	(960,000)
(Gain) or loss on sale of product lines	(42,000)	17,000	(53,000)	3,716,000
Asset impairment charge	—	288,000	125,000	288,000

Total operating expenses	5,939,000	7,925,000	28,255,000	35,922,000

Operating loss	(3,351,000)	(7,692,000)	(22,449,000)	(36,152,000)

Other (expense) income:
Investment and other income	185,000	312,000	925,000	776,000
Interest expense	(117,000)	(1,817,000)	(1,126,000)	(6,848,000)
Gain (Loss) on derivative liabilities	(7,000)	—	4,043,000	—
Loss on extinguishment of convertible debt	—	(1,283,000)	(871,000)	(1,283,000)

Total other (expense) income	61,000	(2,788,000)	2,971,000	(7,355,000)

Loss before income taxes	(3,290,000)	(10,480,000)	(19,478,000)	(43,507,000)
Income tax benefit (expense)	(17,000)	(148,000)	60,000	(89,000)

Net loss	$(3,307,000)	$(10,628,000)	$(19,418,000)	$(43,596,000)

Basic and diluted loss per common share	$(0.06)	$(0.24)	$(0.34)	$(1.20)

Basic and diluted weighted average common shares outstanding	59,638,839	44,486,603	57,067,678	36,452,000

Zix Corporation 2711 N. Haskell Ave. Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 370 2000 | fax 214 370 207 | www.zixcorp.com

ZIX CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Twelve Months Ended December 31,
	2006	2005
Operating activities:
Net loss	$(19,418,000)	$(43,596,000)
Non-cash items in net loss	2,595,000	16,065,000
Changes in operating assets and liabilities	145,000	2,630,000

Net cash used by operating activities	(16,678,000)	(24,901,000)

Investing activities:
Purchases of property and equipment	(1,239,000)	(1,734,000)
Sales and maturities of marketable securities	—	16,000,000
Purchase of restricted cash investment	—	(35,000)
Proceeds from restricted cash investments	5,100,000	5,274,000
Proceeds from sale of product lines	53,000	3,262,000

Net cash provided by investing activities	3,914,000	22,767,000

Financing activities:
Proceeds from private placement of common stock	11,817,000	26,288,000
Payment of expenses relating to private placement of common stock	(853,000)	(2,057,000)
Payment of convertible debt	(5,000,000)	(6,951,000)
Payment of premium on convertible debt	(200,000)	(348,000)
Payment of short-term note payable, capital leases and other	(457,000)	(530,000)
Proceeds from exercise of stock options	—	28,000
Proceeds from exercise of warrants	—	2,088,000

Net cash provided by financing activities	5,307,000	18,518,000

(Decrease) increase in cash and cash equivalents	(7,457,000)	16,384,000
Cash and cash equivalents, beginning of period	20,240,000	3,856,000

Cash and cash equivalents, end of period	$12,783,000	$20,240,000

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Zix Corporation 2711 N. Haskell Ave. Suite 2300, LB 36 | Dallas, TX 75204 | phone 214 370 2000 | fax 214 370 207 | www.zixcorp.com